                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (date of earliest event reported):
                                October 14, 2003

                                ROTO-ROOTER, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                        1-8351                31-0791746
(State or other jurisdiction    (Commission File Number)    (I.R.S. Employer
     of incorporation)                                    Identification Number)

2600 Chemed Center, 255 East Fifth Street, Cincinnati,          OH 45202
        (Address of principal executive offices)               (Zip Code)

               Registrant's telephone number, including area code:
                                 (513) 762-6900

                                EXPLANATORY NOTE

         On October 29, 2003, Roto-Rooter, Inc. ("Company") filed with the S.E.C. a Report on Form 8-K dated October 14, 2003 ("Original Form 8-K") disclosing the Company had exercised two of its three Vitas Healthcare Corporation ("Vitas") Stock Purchase Warrants ("Warrants A and B") to acquire 4,158,000 shares of Vitas common stock for $18.0 million in cash.


         This Report on Form 8-K/A updates the Original Form 8-K by providing the audited financial statements of Vitas as of September 30, 2003 and 2002, and for each of the three years in the period ended September 30, 2003. This Form 8-K/A also provides the Company's unaudited pro forma consolidated financial statements as of and for the nine months ended September 30, 2003 and for the year ended December 31, 2002, assuming the Company exercised Warrants A and B at the beginning of each period presented.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On October 14, 2003, the Company exercised Warrants A and B to acquire 4,158,000 shares of Vitas common stock for $18.0 million in cash. The cash was taken from the Company's balance of cash and cash equivalents, which totaled $72.6 million at September 30, 2003. The Company's common stock ownership in Vitas has a carrying value of $19.5 million and now represents approximately 37% of Vitas' outstanding common stock based on its capitalization as of September 30, 2003. Timothy S. O'Toole, a director and executive officer of the Company, is also a director of Vitas and serves as Chairman of Vitas' Board of Directors' Audit Committee.

         The Company is party to an Amended and Restated Investor Agreement with Vitas that restricts in a number of ways its full ownership rights in the shares purchased on exercise of Warrants A and B. A copy of such agreement was filed as an exhibit to the Company's Report on Form 8-K filed October 29, 2003.

         The Company is accounting for its 37% common stock interest in Vitas using the equity method of accounting including appropriate provisions for deferred income taxes.

         The Company's third Stock Purchase Warrant ("Warrant C") provides for the purchase of up to 1,636,000 shares of Vitas common stock at a price of $5.50 per share. Warrant C or the shares acquired upon exercise of Warrant C ("Warrant C Shares") are subject to repurchase by Vitas during the 90-day period following the date Vitas receives the Company's notice of exercise of Warrant C. The repurchase price of Warrant C or the Warrant C Shares is their fair market value as determined in good faith by the Vitas Board of Directors. Warrant C has a carrying value of $2.6 million and expires in April 2005.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

    (a)      Financial statements of business acquired.
             The consolidated financial statements for Vitas Healthcare Corporation and Subsidiaries as of September 30, 2003 and 2002, and for each of the three years in the period ending September 30, 2003, are included in this Report on Form 8-K/A:

                                                                      Page No.
                                                                      --------
Report of Independent Accountants                                     F-1
Consolidated Balance Sheets                                           F-2
Consolidated Statements of Income                                     F-3
Consolidated Statements of Changes in Redeemable
         Preferred Stock and Stockholders' Deficit                    F-4
Consolidated Statements of Cash Flows                                 F-5 - F-6
Notes to Consolidated Financial Statements                            F-7 - F-32

(b)      Pro forma financial information.

         The unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2003 and for the year ended December 31, 2002 have been prepared using the following assumptions:

         i) It is assumed that the Company exercised Warrants A and B on January 1 of each period presented to purchase 4,158,000 common shares of Vitas for a cost of $18 million.

         ii) For the 2003 period, it is assumed that the source of cash to exercise the warrants was cash and cash equivalents on hand. It is estimated that this reduction in cash would have reduced other income by $135,000 pretax or $88,000 aftertax for the nine months in 2003.

         iii) For the 2002 period, it is assumed that the source of cash to exercise the warrants was the Company's unused lines of credit. It is estimated that this increase in debt would have increased interest expense by $540,000 pretax or $351,000 aftertax for 2002.

         iv) It is assumed that $10 million of the excess of the fair value of Vitas over its book value relates to amortizable assets with an average life of five years. The remaining excess is assumed to be goodwill.

         v) It is assumed that Vitas used the $18 million cash proceeds from the Company's purchase of common stock to reduce its debt on January 1 of each period. The estimated pretax interest savings was $689,000 ($427,000 aftertax) for the nine months ended September 30, 2003 and $1,062,000 ($658, 000 aftertax)
                  for the year ended December 31, 2002.

         The unaudited pro forma consolidated balance sheet as of September 30, 2003 has been prepared assuming the Company exercised Warrants A and B on September 30, 2003 for a cost of $18 million. The carrying value of the Company's 4,158,000 shares totals $19.5 million ($18 million cash plus $1.5 carrying value of Warrants A and B) and is included in Other Investments.

         The Company's consolidated pro forma financial statements are listed below:

                                                                    Page No.
                                                                    --------
Unaudited Pro Forma Consolidated Statement of Operations
         for the Nine Months Ended September 30, 2003                 P-1
Unaudited Pro Forma Consolidated Statement of Operations
         for the Year Ended December 31, 2002                         P-2
Unaudited Pro Forma Consolidated Balance Sheet
         as of December 31, 2002                                      P-3

(c)      Exhibits

Exhibit     SK 601                                                          Page
  No.       Ref. No.     Description                                        No.
-------     --------     -----------                                        ----
  1*          (10)       Amended and Restated Investor Agreement            E-1 to
                         as of April 27, 2001, between Vitas Healthcare     E-39
                         Corporation and Chemed Corporation.

         *Incorporated by reference from Current Report on Form 8-K filed with the S.E.C. on October 29, 2003.

                          CERTIFICATION AND SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             Roto-Rooter, Inc.
                                             (Registrant)

Dated: December 19, 2003                  By /s/  Arthur V. Tucker, Jr.
                                             ---------------------------------
                                             Arthur V. Tucker, Jr.
                                             (Vice President and Controller)

               Report of Independent Certified Public Accountants

The Board of Directors and Stockholders
Vitas Healthcare Corporation and Subsidiaries

         We have audited the accompanying consolidated balance sheets of Vitas Healthcare Corporation and Subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of income, changes in redeemable preferred stock and stockholders' deficit and cash flows for each of the three years in the period ended September 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vitas Healthcare Corporation and Subsidiaries at September 30, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States.

         As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill during the year ended September 30, 2002.

/s/ Ernst & Young LLP
Miami, Florida
November 10, 2003

                  Vitas Healthcare Corporation and Subsidiaries

                           Consolidated Balance Sheets

               (In thousands, except share and per share amounts)

                                                                                          SEPTEMBER 30
                                                                                     2003             2002
                                                                                   -------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                       $  9,103         $  5,466
   Restricted cash                                                                    6,000                -
   Accounts receivable from patient services, net of allowance for doubtful
     accounts of $6,455 and $5,098 at September 30, 2003 and 2002, respectively      52,311           40,125
   Income tax receivable                                                                  -            4,233
   Other current assets                                                               2,477            1,956
                                                                                   -------------------------
Total current assets                                                                 69,891           51,780

Property and equipment, net                                                          12,355           10,845
Intangible assets, net                                                               40,443           38,401
Other assets                                                                          9,862           10,441
                                                                                   -------------------------
Total assets                                                                       $132,551         $111,467
                                                                                   =========================

LIABILITIES, REDEEMABLE PREFERRED STOCK, AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                                                $ 18,203         $ 14,678
   Accrued compensation and benefits                                                 17,195           14,103
   Other accrued expenses                                                            10,481            9,550
   Current portion of long-term debt                                                  6,426            6,593
   Income taxes payable                                                                 107                -
   Deferred taxes--current                                                            1,634            1,957
                                                                                   -------------------------
Total current liabilities                                                            54,046           46,881

Long-term debt                                                                       89,243           34,639
Unsecured subordinated notes                                                              -           23,643
Other long-term liabilities                                                             810              724

Commitments and contingencies
Redeemable preferred stock - 9%                                                           -           22,006

Stockholders' deficit:
   Common stock, $.001 par value:
     Authorized shares--40,000,000; 6,980,326 and 6,998,858 shares issued
       and outstanding at September 30, 2003 and 2002, respectively                       7                7
     Additional paid-in capital (deficit)                                           (24,986)         (24,186)
     Promissory note receivable for purchase of common stock                         (8,053)          (8,053)
     Retained earnings                                                               21,484           15,806
                                                                                   -------------------------
Total stockholders' deficit                                                         (11,548)         (16,426)
                                                                                   -------------------------
Total liabilities, redeemable preferred stock, and stockholders' deficit           $132,551         $111,467
                                                                                   =========================

See accompanying notes.

                  Vitas Healthcare Corporation and Subsidiaries

                        Consolidated Statements of Income

                                 (In thousands)

                                                                       YEAR ENDED SEPTEMBER 30
                                                               2003              2002             2001
                                                             -------------------------------------------
Net revenue from patient services                            $420,074          $359,200         $319,517
Operating expenses:
   Hospice program expenses                                   331,820           281,359          249,544
   Central support services                                    45,735            39,458           34,736
   Provision for bad debts                                      5,413             5,488            5,185
   Depreciation and amortization                                5,084             4,876            6,238
                                                             -------------------------------------------
                                                              388,052           331,181          295,703
                                                             -------------------------------------------
Income from operations                                         32,022            28,019           23,814
   Interest and other income                                      716               680              604
   Interest expense                                            (5,886)           (5,717)          (3,552)
   Loss from early extinguishment of debt                      (4,117)                -                -
                                                             -------------------------------------------
Income before income taxes                                     22,735            22,982           20,866
   Provision for income taxes                                   9,046             9,193            8,555
                                                             -------------------------------------------
Net income                                                   $ 13,689          $ 13,789         $ 12,311
                                                             ===========================================

See accompanying notes.

                  Vitas Healthcare Corporation and Subsidiaries
      Consolidated Statements of Changes in Redeemable Preferred Stock and
                             Stockholders' Deficit
                                 (In thousands)

                                                             REDEEMABLE PREFERRED STOCK
                                                     -------------------------------------------
                                                            9%                    SERIES B
                                                     ------------------       ------------------
                                                     SHARES     DOLLARS       SHARES     DOLLARS
                                                     ------------------       ------------------
Balance at September 30, 2000                          270     $ 26,529         263     $ 46,148
   9% Preferred Stock dividends paid                     -            -           -            -
   Accretion of Preferred Stock to
     redemption value and accrued dividends              -        1,924           -        1,845
   Redemption of Series B Preferred Stock                -            -        (263)     (26,250)
   Conversion of Series B accrued dividends to
     convertible unsecured subordinated note             -            -           -      (21,743)
   Discount on 9% Preferred Stock related to
     warrant extension and issuance of new warrant       -       (8,079)          -            -
   Warrants issued for debt issuance costs               -            -           -            -
   Common stock issued upon exercise of stock
     options, net of shares retained for employee
     withholding taxes and tax benefit                   -            -           -            -
   Common stock purchased by the Company and
     retired                                             -            -           -            -
   Net income                                            -            -           -            -
                                                     ------------------------------------------------
Balance at September 30, 2001                          270       20,374           -            -
   9% Preferred Stock dividends paid                     -            -           -            -
   Accretion of Preferred Stock to redemption
   value                                                 -        1,632           -            -
   Common stock issued upon exercise of stock
     options, net of shares retained for employee
     withholding taxes and tax benefit of $1,229         -            -           -            -
   Acceptance of promissory note for purchase of
     common stock                                        -            -           -            -
   Net income                                            -            -           -            -
                                                     ------------------------------------------------
Balance at September 30, 2002                          270       22,006           -            -
   9% Preferred Stock dividends paid                     -            -           -            -
   Accretion of Preferred Stock to
     redemption value                                    -        5,264           -            -
   Common stock issued upon exercise of stock
     options, net of tax benefit of $60                  -            -           -            -
   Common stock purchased by the Company and
     retired                                             -            -           -            -
   Other                                                 -            -           -            -
   Redemption of 9% Preferred Stock                   (270)     (27,270)          -            -
   Net income                                            -            -           -            -
                                                     ------------------------------------------------
Balance at September 30, 2003                            -     $      -           -     $      -
                                                     ================================================

                                                                                            PROMISSORY
                                                                                               NOTE
                                                                               ADDITIONAL   RECEIVABLE
                                                             COMMON STOCK       PAID-IN    FOR PURCHASE                TOTAL
                                                          ------------------    CAPITAL     OF COMMON    RETAINED  STOCKHOLDERS'
                                                          SHARES     DOLLARS   (DEFICIT)      STOCK      EARNINGS     DEFICIT
                                                          ----------------------------------------------------------------------
Balance at September 30, 2000                               4,441    $    4    $(40,145)   $        -     $(2,593)   $(42,734)
   9% Preferred Stock dividends paid                            -         -           -             -      (2,430)     (2,430)
   Accretion of Preferred Stock to
     redemption value and accrued dividends                     -         -      (2,560)            -      (1,209)     (3,769)
   Redemption of Series B Preferred Stock                       -         -           -             -           -           -
   Conversion of Series B accrued dividends to
     convertible unsecured subordinated note                    -         -           -             -           -           -
   Discount on 9% Preferred Stock related to
     warrant extension and issuance of new warrant              -         -       8,079             -           -       8,079
   Warrants issued for debt issuance costs                      -         -       2,364             -           -       2,364
   Common stock issued upon exercise of stock
     options, net of shares retained for employee
     withholding taxes and tax benefit                         93         -         148             -           -         148
   Common stock purchased by the Company and
     retired                                                 (121)        -        (619)            -           -        (619)
   Net income                                                   -         -           -             -      12,311      12,311
                                                         --------------------------------------------------------------------
Balance at September 30, 2001                               4,413         4     (32,733)            -       6,079     (26,650)
   9% Preferred Stock dividends paid                            -         -           -             -      (2,430)     (2,430)
   Accretion of Preferred Stock to redemption
     value                                                      -         -           -             -      (1,632)     (1,632)
   Common stock issued upon exercise of stock
     options, net of shares retained for employee
     withholding taxes and tax benefit of $1,229            2,586         3       8,547             -           -       8,550
   Acceptance of promissory note for purchase of
     common stock                                               -         -           -        (8,053)          -      (8,053)
   Net income                                                   -         -           -             -      13,789      13,789
                                                         --------------------------------------------------------------------
Balance at September 30, 2002                               6,999         7     (24,186)       (8,053)     15,806     (16,426)
   9% Preferred Stock dividends paid                            -         -           -             -      (2,747)     (2,747)
   Accretion of Preferred Stock to
     redemption value                                           -         -           -             -      (5,264)     (5,264)
   Common stock issued upon exercise of stock
     options, net of tax benefit of $60                        63         1         300             -           -         301
   Common stock purchased by the Company and
     retired                                                  (82)       (1)     (1,003)            -           -      (1,004)
   Other                                                        -         -         (97)            -           -         (97)
   Redemption of 9% Preferred Stock                             -         -           -             -           -           -
   Net income                                                   -         -           -             -      13,689      13,689
                                                         --------------------------------------------------------------------
Balance at September 30, 2003                               6,980    $    7    $(24,986)      $(8,053)    $21,484    $(11,548)
                                                         ====================================================================

See accompanying notes.

                  Vitas Healthcare Corporation and Subsidiaries

                      Consolidated Statements of Cash Flows

                                 (In thousands)

                                                                       YEAR ENDED SEPTEMBER 30
                                                               2003              2002             2001
                                                              ------------------------------------------
OPERATING ACTIVITIES
Net income                                                    $13,689           $13,789          $12,311
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation                                               5,495             5,072            4,553
     Amortization, including deferred financing costs           2,303             1,473            2,262
     Deferred interest on subordinated notes                    1,198             1,339              561
     Deferred income taxes                                       (323)            3,113              311
     Provision for bad debts                                    5,413             5,488            5,185
     Loss on sale of assets                                         3                 -                -
     Loss on early extinguishment of debt                       4,117                 -                -
     Changes in operating assets and liabilities:
       Accounts receivable                                    (17,599)          (13,674)         (14,312)
       Restricted cash                                         (6,000)                -                -
       Income tax receivable (payable)                          4,340            (3,197)             327
       Other current assets                                      (521)             (582)            (259)
       Accounts payable and accrued expenses                    7,547             1,022              358
       Other long-term liabilities                                 85              (552)             951
                                                              ------------------------------------------
Net cash provided by operating activities                      19,747            13,291           12,248

INVESTING ACTIVITIES
Purchases of property and equipment                            (7,007)           (5,368)          (4,670)
Cash paid for hospice acquisition, net                         (2,068)                -                -
Change in other assets                                           (518)           (1,500)          (1,341)
                                                              ------------------------------------------
Net cash used in investing activities                          (9,593)           (6,868)          (6,011)


Continued on next page.

                  Vitas Healthcare Corporation and Subsidiaries

                                 (In thousands)

                                                                              YEAR ENDED SEPTEMBER 30
                                                                      2003              2002             2001
                                                                    --------------------------------------------
FINANCING ACTIVITIES
Principal payments on Term Note, net                                $ (9,556)         $ (7,214)        $ (4,250)
Principal payments on capital lease obligations                         (345)             (191)             (43)
Dividends paid on 9% Preferred Stock                                  (2,747)           (2,430)          (2,430)
Proceeds from exercise of Employee Stock Options                         301               497              148
Proceeds from issuance of Loan                                        95,000                 -           50,000
Repayment of Term Loan                                                     -                 -           (2,568)
Repayment of Subordinated Notes                                      (24,431)                -                -
Interest payments on Subordinated Notes                                 (410)                -                -
Net principal payments on debt                                       (30,662)                -          (13,000)
Redemption of 9% Series B Preferred Stock                            (27,270)                -          (26,250)
Debt issuance costs                                                   (5,296)                -           (3,902)
Common stock purchased by the Company and retired                     (1,101)                -             (619)
                                                                    -------------------------------------------
Net cash used in financing activities                                 (6,517)           (9,338)          (2,914)
                                                                    -------------------------------------------

Net increase (decrease) in cash and cash equivalents                   3,637            (2,915)           3,323
Cash and cash equivalents, beginning of year                           5,466             8,381            5,058
                                                                    -------------------------------------------
Cash and cash equivalents, end of year                              $  9,103          $  5,466         $  8,381
                                                                    ===========================================

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
   ACTIVITIES
Acceptance of promissory note for purchase of common stock          $      -          $  8,053         $      -
                                                                    ===========================================

Warrants issued in connection with the extension of the 9%
   Preferred Stock                                                  $      -          $      -         $  8,079
                                                                    ===========================================

Warrants issued for debt issuance costs                             $      -          $      -         $  2,364
                                                                    ===========================================

Conversion of Series B preferred stock accrued dividends to
   convertible unsecured subordinated note                          $      -          $      -         $ 21,743
                                                                    ===========================================

Equipment purchased under capital lease obligations                 $      -          $  1,000         $    248
                                                                    ===========================================

SUPPLEMENTAL CASH FLOW INFORMATION
Cash interest paid                                                  $  2,511          $  4,786         $  2,514
                                                                    ===========================================

Cash income taxes paid                                              $  5,262          $  8,029         $  7,721
                                                                    ===========================================

See accompanying notes.

                  Vitas Healthcare Corporation and Subsidiaries

                   Notes to Consolidated Financial Statements

                               September 30, 2003

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

COMPANY

Vitas Healthcare Corporation and subsidiaries (Vitas or the Company) provides palliative medical care and related services to terminally ill patients through state-licensed and federally-certified hospice programs. Palliative medical care focuses primarily on improving the quality of life of terminally ill patients and their families, which includes symptoms and pain management and certain counseling and bereavement care. Patient care is provided in the patient's home which could include a long-term care facility or in an inpatient facility. The Company provides its services through interdisciplinary teams of professionals and staff that include physicians, registered nurses, social workers, chaplains and other counselors, home health aides, volunteers and homemakers managing care in various settings. These services include physician care, nursing care, home health aide services, social work, counseling services and pastoral care, as well as drugs, medical equipment and supplies and other ancillary services related to the treatment of terminal illness. The Company's corporate headquarters is located in Miami, Florida and currently operates hospice programs in eight states including Florida, California, Illinois, Ohio, Pennsylvania, Wisconsin, New Jersey and Texas.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Vitas Healthcare Corporation and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

ACCOUNTS RECEIVABLE

The Company's patients are primarily insured under third-party payor agreements. The composition of accounts receivable from third-party payors and patients is as follows:

                                                        SEPTEMBER 30
                                                    2003            2002
                                                   ----------------------
Medicare                                             61%              60%
Medicaid                                             29               31
Commercial insurers                                   9                8
Other                                                 1                1
                                                    --------------------
                                                    100%             100%
                                                    ====================

Credit is granted to all payors without collateral.

The Company receives biweekly payments for patient services from the Medicare program under the Prospective Interim Payment (PIP) System. These payments are subsequently applied against specific Medicare accounts as claims are processed by the fiscal intermediary. The unapplied portion of these biweekly PIP payments is recorded as a reduction to patient accounts receivable.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company's actual results in subsequent periods may differ from the estimates and assumptions used in the preparation of the accompanying consolidated financial statements.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include currency, checks on hand and overnight repurchase agreements. Cash in excess of daily requirements invested in short-term investments with original maturities of three months or less is considered to be a cash equivalent for financial statement purposes. Under the terms of its credit agreement (see Note 5), the Company is required to maintain a cash balance equal to its PIP settlements ($0 and $505,000 at September 30, 2003 and 2002, respectively) throughout the term of the credit agreement. Such amount is included in cash and cash equivalents in the accompanying consolidated balance sheet.

Deposits in banks may exceed the amount of insurance provided on such deposits. The Company performs reviews of the credit worthiness of its depository banks. The Company has not experienced any losses on its deposits of cash.

RESTRICTED CASH

In connection with the 2003 Recapitalization (see Notes 2 and 5), the Company had $6 million in escrow at September 30, 2003. The cash was restricted to repurchasing the Company's common stock in the event certain shareholders' exercised put rights prior to the end of October 2003.

In the event those certain shareholders' put rights were not exercised, the cash in escrow would be applied against the Company's outstanding debt. Subsequent to year end, the restricted cash was in fact applied against the Company's outstanding debt.

FINANCIAL INSTRUMENTS

The carrying amount of financial instruments including cash and cash equivalents, restricted cash, accounts receivable, and accounts payable approximate fair value as of September 30, 2003. The carrying amounts of the Company's borrowings approximate fair value as the interest rates are variable.

CHARITY CARE

The Company provides care to all patients regardless of ability to pay. Patients who meet certain criteria under its charity care policy are cared for without charge or at amounts less than established rates. Amounts determined to qualify as charity care are not reported as revenue because the Company does not pursue collection.

Charity care was $5.8 million, $4.6 million and $3.4 million for the years ended September 30, 2003, 2002 and 2001, respectively.

NET REVENUE

Revenue is recognized as services are rendered. Net revenue is reported at the estimated net realizable amounts due from third-party payors which are primarily Medicare and Medicaid. Payors may deny payment for services in whole or in part on the basis that such services are not eligible for coverage and do not qualify for reimbursement. Management estimates denials each period and makes adequate provision for them in the financial statements. The percentage of net revenue derived under the Medicare and Medicaid programs was 95% in 2003, 2002 and 2001.

The Company is subject to limits for payments for routine home care and for inpatient services. Routine home care, which represented approximately 68% of gross patient service revenue in 2003, is subject to limits based on aggregate length of stay by hospice provider for the year, and the limit by hospice provider is effective for average lengths of stay in excess of 180 days. For inpatient services, which represented approximately 16% of gross patient service revenue in 2003, the limit is based on inpatient care days. If inpatient care days provided to patients at a hospice exceeded 20% of the total days of hospice care provided for the year, then payment for days in excess of this limit are paid for at the routine home care rate. The Company did not exceed the payment limits on routine home care or inpatient services in 2003, 2002, or 2001.

GOODWILL

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies the criteria which must be met for intangible assets acquired in a purchase method business combination to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. The requirements of SFAS No. 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001.

Under SFAS No. 142, goodwill and intangible assets with indefinite useful lives are no longer amortized, but are reviewed annually or more frequently if indicators arise for impairment. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the amortization provisions of SFAS No. 142 were effective upon adoption of SFAS No. 142. Companies were required to adopt SFAS No. 142 in fiscal years beginning after December 15, 2001 (i.e. October 1, 2002 for the Company). Early adoption was permitted for companies with fiscal years ending after March 15, 2001. The Company adopted SFAS No. 142 effective October 1, 2001. At this time, the Company tested goodwill for impairment pursuant to the guidance of SFAS No. 142 and concluded that there was no impairment.

The Company completed its annual impairment test using the two-step process prescribed by SFAS No. 142 on May 1, 2003 and May 1, 2002 and determined that no impairment existed. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. Upon completing the first step, the Company determined that its goodwill was not impaired and, thus, was not required to perform the second step. The useful lives and amortization periods of the Company's other identifiable intangible assets (which primarily consist of debt issuance costs and non-compete agreements) did not change as a result of the Company's adoption of SFAS No. 142. Had SFAS No. 142 been effective for all periods presented herein, the Company's net income would have been adjusted as follows (in thousands):


                                            2003              2002             2001
                                           -------------------------------------------
Net income as reported                     $13,689           $13,789          $12,311
Goodwill amortization                            -                 -            1,660
Income tax effect                                -                 -             (664)
                                           ------------------------------------------
Net income, as adjusted for the
   impact of SFAS No. 142                  $13,689           $13,789          $13,307
                                           ==========================================

LONG-LIVED ASSETS

The Company periodically reviews its long-lived assets to determine if the carrying value of these assets is recoverable based on the future cash flows expected from such assets. The Company believes that no impairment of long-lived assets exists at September 30, 2003.

PROPERTY AND EQUIPMENT

Property and equipment, including improvements to existing facilities, are recorded at cost.

Depreciation is calculated principally using the straight-line method over the estimated useful lives of the assets. Estimated useful lives for major asset categories are five years for leasehold improvements, five to seven years for equipment, three years for capitalized software and software development costs, and five years for office furniture.

Certain software development costs for internally developed software are capitalized in accordance with the provisions of Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Amortization of capitalized software costs begins when the software is placed into service and is included in depreciation expense.

OTHER ASSETS

Other assets include approximately $4.7 million and $5.1 million at September 31, 2003 and 2002, respectively, of deferred debt issuance costs related to the 2003 and 2001 Credit Facilities respectively, (see Note 5). The costs related to the 2003 Recapitalization (see Note 2 and 5) are being amortized over the term of the 2003 Credit Facility using the interest method. The costs related to the 2001 Credit Facility were being amortized to interest expense over the term of the 2001 Credit Facility on a straight-line basis, which approximated the interest method, prior to the 2003 Recapitalization.

On August 6, 2003 approximately $4.1 million of deferred debt issuance costs related to the 2001 Credit Facility was written off and included in Loss from early extinguishment of debt in the accompanying Income Statement.

PROMOTIONAL AND EDUCATIONAL MATERIALS

The Company produces and purchases education, communication and clinical materials for general distribution. Expenses related to these materials totaled $1,451,000, $1,282,000 and $891,000 for the years ended September 30, 2003, 2002 and 2001, respectively.

STOCK-BASED COMPENSATION

In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based Compensation. SFAS No.123 allows either adoption of a fair value method of accounting for stock-based compensation plans or a continuation of accounting under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations with supplemental disclosures. The Company has chosen to account for all employee stock-based compensation arrangements in accordance with APB Opinion No. 25 with related disclosures under SFAS No. 123, which requires pro forma net income disclosure as well as various other disclosures not required under APB No. 25.

The following pro forma net income information has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123:

                                                             YEAR ENDED SEPTEMBER 30
                                                     2003             2002             2001
                                                    -----------------------------------------
                                                               (In thousands)
Net income as reported                              $13,689          $13,789          $12,311
Deduct: Fair value stock-based compensation
   expense, net of tax                                  550              288              240
                                                    -----------------------------------------
Pro forma net income                                $13,139          $13,501          $12,071
                                                    =========================================

The grant date fair value of options granted during fiscal 2003, 2002 and 2001 was $2.58, $2.69 and $1.98 per share, respectively. Fair value was estimated using the Black-Scholes option pricing model, minimum value method, and the following assumptions:

                                     2003               2002             2001
                                 ----------------------------------------------
Risk-free interest rate          3.79% - 4.06%           4.99%            5.00%
Expected dividend yield                     0%              0%               0%
Volatility                                  0%              0%               0%
Expected life                          8 YEARS         8 years         10 years

Option valuation models were developed for estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Because compensation expense associated with a stock option award is recognized over the vesting period, the initial impact of applying SFAS No. 123 may not be indicative of compensation expense in future years, when the effect of the amortization of multiple awards will be reflected in pro forma net income.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company is exposed to market risk arising from changes in interest rates. To protect against such risks, the Company has one derivative financial instrument, an interest rate cap agreement, which is more fully disclosed in Note 6.

         During 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), effective as of January 1, 2001. SFAS No. 133 requires companies to recognize all of its derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. Fluctuations in the fair value of the effective portion of a hedging instrument are recorded as a component of other comprehensive income. The estimated fair value of the rate cap will fluctuate over time based on changes in floating interest rates and such changes in fair value will be recognized in earnings as they occur as it does not qualify as a hedging instrument.

COMPREHENSIVE INCOME

         The FASB issued SFAS No. 130, Comprehensive Income (SFAS No. 130), which requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements, and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments, unrealized gains and losses on certain investments in debt and equity securities and the effective portion of certain derivative instruments. There are no components of comprehensive income other than the Company's net income for the years ended September 30, 2003, 2002 and 2001.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2003, the FASB issued SFAS No. 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective beginning after July 1, 2004. The Company does not expect SFAS 150 to have a material impact on the results of operations or financial position of the Company.

RECLASSIFICATIONS

Certain reclassifications have been made to the 2002 and 2001 financial statements to conform to the 2003 presentation.

2. REDEEMABLE PREFERRED STOCK

On April 27, 2001, the Company completed a recapitalization and refinancing transaction which included, among other things, a new credit facility (see Notes 5 and 6) and the restructuring, extension and/or repurchase of Redeemable Preferred Stock as described herein. After the recapitalization and refinancing transaction, the Company had authorized 4,500,000 shares of redeemable preferred stock with a $1.00 par value.

The Company's 9% Preferred Stock had a stated value of $100 per share, accrued cumulative dividends at $9.00 per share on a semiannual basis payable quarterly in certain circumstances, and was nonvoting and mandatory redeemable at June 30, 2007 as follows:

NUMBER OF SHARES                                 REDEMPTION PRICE
 TO BE REDEEMED                                     PER SHARE
-----------------------------------------------------------------
    81,000                                             $102
    81,000                                              101
   108,000                                              100

At any time prior to the mandatory redemption date, the Company was able to redeem all or any portion of the 9% preferred Stock at a redemption price of $101 per share. The 9% Preferred Stock also had a liquidation preference equal to the stated value plus all unpaid dividends.

On August 6, 2003, the Company completed a recapitalization and refinancing transaction (the 2003 Recapitalization) (see Notes 5 and 6). Following this transaction, on August 18, 2003, the Company redeemed all of the outstanding 270,000 shares of 9% Preferred Stock at a redemption price of $101 per share plus $1.18 per share, representing all accrued and unpaid dividends of $317,500.

In connection with the issuance and prior year redemption date extensions of the 9% Preferred Stock, the Company issued three series of Common Stock purchase Warrants A, B and C. As of September 30, 2003, Warrant A consists of 2,688,899 shares of common stock with an exercise price of $4.325 per share, Warrant B consists 1,469,344 shares of common stock with an exercise price of $4.335 per share and Warrant C consists of 1,636,364 shares of common stock with an exercise price of $5.50 per share (collectively, the Warrants), all of which contain anti-dilution provisions.

The expiration dates of the Warrants are based in part on a formula that takes into account the redemption date of the 9% Preferred Stock. As a result of the redemption of the 9% Preferred Stock on August 18, 2003, Warrant A has an expiration date of the earlier of May 5, 2005 or the closing of a qualified initial public offering, Warrant B has an expiration date of April 28, 2005 and Warrant C has an expiration date of the earlier of April 28, 2005 or the closing of a qualified initial public offering. On October 15, 2003, Warrants A and B were exercised with cash proceeds of $17,999,094.

The extension of the expiration dates of Warrants A and B in prior periods increased the value of these warrants by approximately $5,477,000. The Company computed the value of Warrant C (which was granted during fiscal 2001) to be $2,602,000 on the date of grant using the Black-Scholes option valuation model. The fair value of the Warrants (either as a result of extending the life of the Warrants or as a result of the initial granting of such warrants) has been recorded as a decrease in the carrying value of the 9% Preferred Stock and a charge to additional paid-in capital, which was being accreted ratably through June 30, 2007.

3. STOCK OPTIONS AND WARRANTS

The Company has granted nonqualified stock options (NQSOs) to purchase shares of the Company's Common Stock to various employees, officers, directors and consultants in conjunction with their employment with or service to the Company. All NQSOs generally expire between five and ten years after the initial grant date and are only transferable under certain circumstances. Proceeds from the exercise of options under these plans are included in stockholders' equity and are subject to certain credit facility restrictions.

On October 30, 1997, the Company adopted the 1997 Executive Incentive Compensation Plan (EICP). Under the EICP, the Company is authorized to grant options and other stock rights and awards to purchase up to 1,954,555 shares of the Company's Common Stock. The Company granted 390,000 and 660,000 options under this plan during fiscal 2003 and 2002, respectively, all of which remained outstanding at September 30, 2003. The options vest ratably over a five-year period and have a life of ten years from date of grant.

The Company, in prior years, adopted two Management Equity Incentive Plans (MEIPs). The MEIPs are authorized to issue options to purchase a total of 2,282,000 shares of the Company's Common Stock at prices not less than market value at the date of grant and generally vest at 25% per year beginning the year subsequent to the grant. At September 30, 2003, the MEIPs have 1,041,656 options that are outstanding. MEIP options granted generally become exercisable under certain conditions upon the earlier of (i) completion of a qualified initial public offering of the Company's common stock, (ii) nine years ten months from the date of grant or (iii) any dissolution, liquidation, sale of assets, or reorganization in which Vitas is not the surviving entity. Options granted under these plans expire 10 years from the date of grant. Beginning in fiscal year 2003, the Company does not intend to issue any additional MEIP option awards.

Prior to 1997, the Company issued 2,927,500 options which were not part of the MEIPs or any other Company plan, none of which are outstanding at September 30, 2003. In 2001, the Company issued options for 500,000 shares which were not part of the MEIPs or any other Company plan, all of which are outstanding.

The following table summarizes the Company's stock option activity:

                                                      SHARES                          WEIGHTED
                                                      UNDER            OPTION         AVERAGE
                                                      OPTION           PRICES      EXERCISE PRICE
                                                     ---------------------------------------------
Options outstanding at September 30, 2000            5,130,156     $0.70 - $ 7.00      $3.98
   Granted                                             500,000          6.00            6.00
   Exercised                                          (125,000)         0.70            0.70
   Canceled                                            (27,125)     5.00 -   7.00       6.14
                                                     ---------------------------------------
Options outstanding at September 30, 2001            5,478,031      0.70 -   7.00       4.23
   Granted                                             660,000          9.25            9.25
   Exercised                                        (2,978,500)     0.70 -   3.90       3.41
   Canceled                                           (705,250)     3.90 -   4.75       3.91
                                                     ---------------------------------------
Options outstanding at September 30, 2002            2,454,281      0.70 -   9.25       6.66
   Granted                                             390,000      9.75 -  10.25       9.80
   Exercised                                           (63,250)         4.75            4.75
   Canceled                                           (189,375)         4.75            4.75
                                                     ---------------------------------------
Options outstanding at September 30, 2003            2,591,656     $5.00 - $10.25      $7.31
                                                     =======================================

Exercisable at September 30, 2001                    2,927,500     $0.70 - $ 4.75      $3.41
                                                     =======================================

Exercisable at September 30, 2002                      173,750     $4.75 - $ 6.00      $5.65
                                                     =======================================

Exercisable at September 30, 2003                      382,000     $6.00 - $ 9.25      $7.12
                                                     =======================================

The following table summarizes information about stock options outstanding at September 30, 2003:

                      NUMBER            WEIGHTED                                NUMBER
                    OUTSTANDING          AVERAGE            WEIGHTED          EXERCISABLE
   RANGE               AS OF            REMAINING           AVERAGE              AS OF
OF EXERCISE        SEPTEMBER 30,       CONTRACTUAL          EXERCISE         SEPTEMBER 30,
   PRICES              2003               LIFE               PRICE                2003
------------------------------------------------------------------------------------------
$5.00 - $5.50           442,531         4.02 years           $  5.35                   -
$5.75 - $6.00           994,250         4.20                 $  5.96             250,000
   $7.00                104,875         2.01                 $  7.00                   -
$9.25 - $9.75         1,010,000         8.76                 $  9.42             132,000
   $10.25                40,000         9.86                 $ 10.25                   -
                      ---------                                                  -------
                      2,591,656                                                  382,000
                      =========                                                  =======

At September 30, 2003 the Company has available Common Stock for future issuance under warrant and option agreements as follows:

Stock option plans and other option grants outstanding             2,591,656
Shares available for option grants under MEIPs                     1,197,094
Shares available for awards under EICP                               904,555
Warrants issued with 9% Preferred Stock                            5,794,607
Warrants issued in connection with credit facilities               1,596,804
                                                                  ----------
                                                                  12,084,716
                                                                  ==========

4. DETAILS OF BALANCE SHEET

Details of select balance sheet accounts are as follows:

                                                                          SEPTEMBER 30
                                                                     2003               2002
                                                                    --------------------------
                                                                         (In thousands)
Property and equipment:
   Leasehold improvements                                           $  5,141         $  4,161
   Equipment (including equipment under
     capital leases)                                                  10,007            9,175
   Software                                                           30,530           27,013
   Office furniture                                                    5,043            4,391
                                                                    -------------------------
                                                                      50,721           44,740
   Accumulated depreciation                                          (38,366)         (33,895)
                                                                    -------------------------
                                                                    $ 12,355         $ 10,845
                                                                    =========================

Intangible assets:
   Goodwill                                                         $ 51,079         $ 49,011
   Trade name                                                            526              526
   Accumulated amortization                                          (11,162)         (11,136)
                                                                    -------------------------
                                                                    $ 40,443         $ 38,401
                                                                    =========================

Intangible assets subject to amortization relates to a trade name that is being amortized over a 20 year life and is included in intangibles in the accompanying consolidated balance sheets. Amortization expense of the asset that still requires amortization under SFAS No. 142 was $26,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Amortization expense relating to these intangible assets will be approximately $26,000 for the next five fiscal years.

Other assets include deferred financing costs of approximately $4,745,000 net of accumulated amortization of $61,000 at September 30, 2003. The estimated annual amortization expense for intangible assets subject to amortization, including deferred financing costs and trade name, for the next five fiscal years is as follows (in thousands):

September 30:
  2004                                                $ 762
  2005                                                  817
  2006                                                  876
  2007                                                  941
  2008                                                  953

Other assets include an amount owed to the Company by the Foundation for End-of-Life Care, Inc. (the Foundation). The Company helped organize the Foundation during the year ended September 30, 2000 and has continued to provide it with financial and other support. The Foundation is a not-for-profit publicly supported organization whose primary mission is to support academic and scientific research and education in end-of-life care. The Foundation's acting president is also a director, executive officer, and employee of the Company. The Foundation entered into an agreement with the Company to repay such advances in installments of $25,000 per quarter which commenced on March 31, 2001. The remaining balance outstanding was $548,000 and $613,000 at September 30, 2003 and 2002, respectively.

The allowance for uncollectible accounts for patient accounts receivable is as follows (in thousands):

                                       BALANCE AT     CHARGED TO      WRITEOFFS     BALANCE AT
                                        BEGINNING      COSTS AND         AND          END OF
             DESCRIPTION                OF PERIOD      EXPENSES      ADJUSTMENTS      PERIOD
--------------------------------------------------------------------------------------------------
Allowance for doubtful accounts:
  Year ended December 31, 2003            $5,098         $5,413         $4,056        $6,455
  Year ended December 31, 2002             4,848          5,488          5,238         5,098
  Year ended December 31, 2001             4,351          5,185          4,688         4,848

5. BORROWINGS

On August 6, 2003, the Company refinanced its then existing credit facility (the 2001 Credit Facility) with a new $120 million credit facility pursuant to an amended and restated credit agreement (the 2003 Credit Facility) in connection with the recapitalization and refinancing transaction discussed in Note 2. The 2003 Credit Facility consists of a $60 million senior secured term loan (Senior Term Loan), a $35 million second lien term loan (Second Lien Term Loan) and a $25 million senior secured revolving loan commitment (Revolving Loan). Borrowings under the Revolving Loan are limited to an amount equal to 85% of the book value of the Company's eligible accounts receivable, as defined in the agreement. The 2003 Credit Facility also provides for the periodic issuance, at the request of the Company and subject to limitations based on outstanding indebtedness and other factors, of letters of credit of up to $5,000,000, of which $3,300,000 has been issued as of September 30, 2003.

Under the 2003 Credit Facility, the Senior Term Loan requires quarterly amortization payments ranging from $1,500,000 to $4,500,000 plus interest beginning November 1, 2003 through August 1, 2008. The Senior Term Loan and Revolving Loan accrue interest, at the Company's option, at either LIBOR or the Base Rate, as defined, plus a margin ranging from 2.25% to 3.00% for base rate loans and 3.25% to 4.00% for LIBOR rate loans based on the Senior Leverage Ratio of the Company. At September 30, 2003, the interest rate based on the Company's Senior Leverage Ratio is LIBOR plus 4% or Base Rate plus 3%. The base rate is equal to the higher of the Prime Rate or the Federal Funds Rate plus .5%. LIBOR was 1.13% at September 30, 2003. Interest on the Revolving Loan is payable monthly with any outstanding principal due in full August 1, 2008. The Company is required to pay 0.5% annually on the unused portion of the Revolving Loan. Interest on the Second Lien Term Loan is LIBOR plus 10% or Base Rate plus 9%.

The Company can prepay outstanding amounts on the Senior Term Loan and Revolving Loan under the 2003 Credit Facility at its discretion and without penalty. Without the consent of all Senior Lenders, no prepayments can be made on the Second Lien Term Loan prior to the payment in full of the Senior Term Loan and the Revolving Loan. There are also mandatory prepayment provisions based upon quarterly excess cash flows, as defined, the sale of significant assets, disposition of a subsidiary, or the issuance of equity instruments, and other specified transactions or events.

The 2003 Credit Facility restricts future borrowings, payment of dividends and requires the Company to meet certain financial covenants related to fixed charge coverage, senior and total leverage, EBITDA, and others. The Company was in compliance with its financial covenants at September 30, 2003. The Company must also maintain an interest rate cap agreement that will protect the Company against any increase in interest rates after August 6, 2003 through September 30, 2006 with respect to 50% of the outstanding principal on the Senior Term Loan and Second Lien Term Loan at closing, or approximately $47.5 million (see Note 6). The 2003 Credit Facility is secured by substantially all of the assets of the Company.

In connection with the 2003 Recapitalization, the Company used proceeds of approximately $27.2 million to redeem the 9% Preferred Stock at a redemption price per share of $101 plus $1.18 per share, representing all accrued and unpaid dividends to the redemption date (see Note 2). Also, the Company used $22.7 million of proceeds from the 2003 Credit Facility to repay the unsecured subordinated notes (collectively the Subordinated Notes) bearing interest at 6% annually and maturing on November 1, 2006 subject to extensions under certain circumstances. The conversion rights of the Subordinated Notes expired during the year ended September 30, 2002.

The 2001 Credit Facility, as amended October 2002, consisted of a $50 million term loan (the 2001 Term Loan) and a $25 million revolving loan commitment (2001 Revolving Loan). Borrowings under the 2001 Revolving Loan were limited to an amount equal to 85% of the book value of the Company's eligible accounts receivable, as defined in the agreement. The 2001 Credit Facility also provided for the periodic issuance, at the request of the Company and subject to limitations based on outstanding indebtedness and other factors, of letters of credit of up to $5,000,000, of which $1,600,000 had been issued as of September 30, 2002.

Under the 2001 Credit Facility, the 2001 Term Loan required quarterly amortization payments ranging from $1,250,000 to $3,750,000 plus interest beginning July 1, 2001 through April 1, 2006. The 2001 Term Loan and 2001 Revolving Loan accrued interest, at the Company's option, at LIBOR plus 4% or the base rate plus 2.5%, (5.869% at September 30, 2002). The base rate was equal to the higher of the Prime Rate or the Federal Funds Rate plus .5%. Interest on the 2001 Revolving Loan was payable monthly with any outstanding principal due in full April 2006. Additionally, the Company was required to pay 0.5% annually on the unused portion of the 2001 Revolving Loan.

The Company could prepay all amounts outstanding under the 2001 Credit Facility at its discretion and without penalty. There were also mandatory prepayment provisions based upon quarterly excess cash flows, as defined, the sale of significant assets, disposition of a subsidiary, or the issuance of equity instruments, and other specified transactions or events.

The 2001 Credit Facility restricted future borrowings and required the Company to meet certain financial covenants related to net worth, fixed charge coverage, EBITDA, and others. The Company also maintained an interest rate cap agreement that protected the Company against any increase in interest rates after April 27, 2001 through April 2004 with respect to 50% of the outstanding principal on the 2001 Term Loan at closing, or approximately $24.4 million (see Note 6). The 2001 Credit Facility was secured by substantially all of the assets of the Company.

The Company issued warrants to purchase an aggregate of 801,005 shares of common stock in connection with the execution of the 2001 Credit Facility. Of the 801,005 warrants, 320,402 have an exercise price of $.01 per share and 480,603 have an exercise price of $6.00 per share. These warrants terminate April 27, 2011, or earlier upon occurrence of certain fundamental corporate changes of the Company as defined in the applicable warrant agreement, and contain certain anti-dilution provisions. The fair value of the warrants, based on the Black-Scholes valuation method on the date granted of approximately $2.4 million was being amortized through April 1, 2006, the maturity date of the 2001 Term Loan. However, in connection with the recapitalization and refinancing transaction described above, the unamortized balance of these costs was written off and included in the loss from early extinguishment of debt in the accompanying consolidated income statement.

Prior to fiscal 2001, the Company granted warrants to purchase an aggregate of 778,450 shares of common stock at an exercise price of $.01 per share in connection with the Company's previous credit facility. The number of shares and the exercise price of such warrants are subject to certain anti-dilution adjustments. The fair value of these warrants, based on the Black-Scholes valuation method on the date granted, was amortized over the life of the related extensions which ended in fiscal 1998. In 2001, events surrounding the recapitalization transaction triggered the antidilution adjustment provisions of the warrants which increased the number of shares of common stock issuable upon exercise of the warrants from 778,450 to 818,600 (an increase of 40,150 warrant shares) and decreased the exercise price per share of the warrants from $.01 to $.00948, provided the Subordinated Notes were converted into shares of common stock prior to the expiration of the conversion rights of the Subordinated Notes in 2002. When the Subordinated Notes were not so converted, the antidilution adjustment provisions of the warrants were again triggered, which decreased the number of shares of common stock issuable upon exercise of the warrants from 818,600 to 795,799 (a decrease of 22,801 warrant shares) and increased the exercise price per share of the warrants from $.00948 to $.00978. The fair value of the 22,801 warrants of approximately $125,000, based on the Black-Scholes Valuation method on the date granted, was being amortized through the maturity date of the 2001 Credit Facility. However, in connection with the 2003 recapitalization and refinancing transaction described above, the unamortized balance of these costs was written off and included in the loss from early extinguishment of debt in the accompanying consolidated income statement.

The Company's outstanding borrowings are as follows:

                                                                   SEPTEMBER 30
                                                              2003              2002
                                                             -------------------------
                                                                  (In thousands)
Senior Term Loan                                             $60,000          $40,218
Second Lien Term Loan                                         35,000
Revolving Loan                                                     -                -
Other                                                            669            1,014
                                                             ------------------------
                                                              95,669           41,232
Less current portion                                          (6,426)          (6,593)
                                                             ------------------------
                                                             $89,243          $34,639
                                                             ========================

Unsecured subordinated notes                                 $     -          $23,643
                                                             ========================

Scheduled maturities of the Company's outstanding borrowings at September 30, 2003, by fiscal year are (in thousands):

September 30:
   2004                                                     $ 6,669
   2005                                                       9,000
   2006                                                      12,000
   2007                                                      15,000
   2008                                                      18,000
   Thereafter                                                35,000
                                                            -------
                                                            $95,669
                                                            =======

At September 30, 2003 and 2002, the Company has outstanding a standby letter of credit of $3,300,000 in favor of the Company's workers compensation program administrator in addition to a $2,300,000 and $1,881,250 deposit at September 30, 2003 and 2002, respectively, both of which are pledged as security for the obligation for unpaid claims and recorded as part of other assets.

6. INTEREST RATE CAP AGREEMENT

The 2003 Credit Facility requires that the Company maintain an interest rate protection agreement on a portion of the Term Loan. Effective September 30, 2003, the Company entered into a rate cap agreement (the Agreement) with a financial institution. The Agreement limits the LIBOR rate used to calculate the interest rate paid by the Company to 6% over the life of the agreement without an exchange of the underlying notional amount. The Company entered into the Agreement to reduce the exposure to adverse fluctuations in floating interest rates on the underlying debt obligation as required by the 2003 Credit Facility and not for trading purposes.

The Agreement matures on September 30, 2006 and has an underlying notional amount of approximately $47.5 million. The $135,000 cost of the rate cap will be amortized into interest expense during fiscal 2004. The fair value of the rate caps were negligible and were determined based on quoted market prices for similar instruments at September 30, 2003 and 2002. The estimated fair value of the remaining rate cap will fluctuate over time based on changes in floating interest rates and such changes in fair value will be recognized in earnings as they occur.

The Company has no plans to terminate the Agreement earlier than the maturity date. The Company is exposed to credit loss in the event of nonperformance by the counter party to the Agreement. The amount of such exposure is limited to the unpaid portion of amounts due to the Company, if any, pursuant to the Agreement. Management considers the risk of counter party default to be minimal.

In connection with the 2003 Recapitalization (see Notes 2 and 5), the Company terminated its previous interest rate protection agreement related to the 2001 Credit Facility, which was outstanding at September 30, 2002.

7. BUSINESS ACQUISITION

In November 2002, the Company purchased certain assets related to the ongoing operations of North Broward Hospital District doing business as Gold Coast Hospice of Palm Beach, a hospice located in Palm Beach County, Florida. The purchase price, including transaction costs, totaled $2.1 million. Assets acquired include furniture and fixtures and goodwill of $2.1 million. The acquisition was completed for the purpose of expanding the Company's operations in Florida. The accompanying consolidated income statements include the results of the acquired operation from the date of acquisition.

8. INCOME TAXES

Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Significant components of the provision for income taxes are as follows:

                                       YEAR ENDED SEPTEMBER 30
                                2003             2002              2001
                               -----------------------------------------
                                            (In thousands)
Current:
   Federal                     $7,925            $5,313           $7,196
   State                        1,444               767            1,047

Deferred:
   Federal                       (273)            2,720              272
   State                          (50)              393               40
                               -----------------------------------------
                               $9,046            $9,193           $8,555
                               =========================================

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                    SEPTEMBER 30
                                                                2003             2002
                                                              --------------------------
                                                                   (In thousands)
Deferred tax assets:
   Deferred compensation                                       $   131         $    129
   Book over tax depreciation                                    1,356            1,165
   Accrued expenses                                              2,757            2,474
   Allowance for doubtful accounts                                 174                -
   Amortization of warrants                                        969              269
                                                               ------------------------
Total deferred tax assets                                        5,387            4,037

Deferred tax liabilities:
   Tax over book amortization                                    6,422            5,319
   Prepaid insurance                                               211               88
   Allowance for doubtful accounts                                   -              475
   Other                                                           388              112
                                                               ------------------------
Total deferred tax liabilities                                   7,021            5,994
                                                               ------------------------
Net deferred tax liabilities                                   $(1,634)         $(1,957)
                                                               ========================

The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense is:

                                                            YEAR ENDED SEPTEMBER 30
                                                    2003               2002             2001
                                                   ------------------------------------------
                                                               (In thousands)
Tax at U.S. statutory rate                          $7,915            $8,043           $7,095
State income tax--net of federal
   tax benefit                                         931               760            1,079
Permanent differences                                  438               473              319
Other items                                           (238)              (83)              62
                                                    -----------------------------------------
                                                    $9,046            $9,193           $8,555
                                                    =========================================

9. EMPLOYEE BENEFIT PLANS

Since October 1, 1989, the Company has maintained an Employee Stock Ownership Plan (ESOP) for the benefit of its employees. Contribution expense related to the ESOP was approximately $1,406,000, $1,223,000, and $78,000 for the years ended September 30, 2003, 2002 and 2001, respectively. Contribution expense in fiscal 2003 and 2002 primarily consisted of plan contributions and costs related to the administration of the ESOP, and in fiscal 2001, primarily for plan administration costs.

The ESOP distributed 2,431 shares of common stock during fiscal 2003. Under the terms of the ESOP Plan, holders of ESOP shares have the right to require the Company to purchase eligible shares (as defined in the ESOP Plan) at fair market value. At September 30, 2003, the Company estimates that 221,000 such shares were eligible for repurchase at a price of $9.50 per share based on the most recent valuation.

The Company has a 401(k) tax deferred savings plan (the Plan), covering substantially all full and part-time employees over age 21 meeting a 60 day minimum service requirement. The Plan is administered by an independent trustee. Contributions made by the Company to the Plan are based on a specified percentage of employee contributions. The Company's contributions to the Plan totaled approximately $1,124,000, $905,000 and $443,000 for the years ended September 30, 2003, 2002 and 2001, respectively.

10. RELATED PARTY TRANSACTIONS

At September 30, 2002, notes receivable from an executive officer, director and stockholder were approximately $185,500 and bore interest at 9.5%. These notes receivable were included in other assets until they were repaid during October 2002. Notes receivable from an executive officer, director and stockholder of $50,000 were forgiven during 2001.

The Company has noncompete agreements with two principal stockholders, executive officers and directors. Payments made to executives under certain noncompete agreements were $25,000, $50,000 and $135,000 for the years ended September 30, 2003, 2002 and 2001, respectively. At September 30, 2002, $20,833 of previously paid noncompete payments were being deferred and amortized over the future periods during which the noncompete agreements were in effect.

Certain board members are paid directors' fees for participating in board meetings and reimbursed out-of-pocket expenses to attend the board meetings. In addition, certain members of the board provide consulting services to the Company for which they were paid $46,750, $21,200 and $118,000 in the aggregate during fiscal years 2003, 2002 and 2001, respectively.

During 2002, the Company accepted a full recourse promissory note approximating $8,053,000 in connection with the exercise of 2,250,000 stock options by a Family Limited Partnership controlled by an executive and principal stockholder of the Company as permitted under the stock option agreement. The interest rate is a floating rate equal to the prime rate plus 0.5% and interest is due quarterly commencing March 31, 2002. The term of the note is eight years with principal reduction payments totaling $1.65 million to be made in quarterly installments ranging from $100,000 to $250,000 beginning December 31, 2007 through September 30, 2009 with the remaining balance due on the eighth anniversary of the note (December 2009). In addition to the personal guarantee of the executive and principal stockholder, the note is further secured by the stock issued by the Company in connection with the stock option exercise.

11. COMMITMENTS AND CONTINGENCIES

The Company leases office and warehouse space at its various locations and also leases space to operate inpatient units using its own employees.

Total rental expense was approximately $7,272,000, $7,934,000 and $7,868,000 for fiscal years 2003, 2002 and 2001, respectively.

Future minimum rental commitments under noncancelable operating leases for the years subsequent to September 30, 2003 are as follows (in thousands):

September 30:
   2004                                     $ 6,331
   2005                                       5,705
   2006                                       4,982
   2007                                       3,948
   2008                                       5,750
                                            -------
                                            $26,716
                                            =======

The Company maintains self-insured retentions related to its workers compensation insurance program. The Company's operations are insured for professional and workers compensation liabilities on a claims-made basis and for general liability on an occurrence basis. The Company records a liability for the uninsured portion of workers compensation losses related to asserted and unasserted claims arising from reported and unreported incidents based on independent valuations which consider claim development factors, the specific nature of the facts and circumstances giving rise to each reported incident and the Company's history with respect to similar claims. The development factors are based on a blending of the Company's actual experience with industry standards. Additionally, the Company evaluates the professional and general liability related to asserted and unasserted claims for reported and unreported incidents based on the facts and circumstances surrounding such claims.

The Company procures professional liability coverage on a claims-made basis. The insurance contracts specify that coverage is available only during the term of each insurance contract. Management of the Company intends to renew or replace the existing claims-made policy annually and expects to be able to continue to obtain such coverage. During fiscal 2001, the Company was notified that one of its prior carriers was ordered into rehabilitation and subsequently went into liquidation, creating the possibility that certain prior year claims, if any, could be underinsured or uninsured. Certain claims have been asserted where the coverage would have been the responsibility of this prior carrier which have been settled or a liability has been recorded based upon management's estimate of the expected future settlement. Management does not believe that any future liability, if any, will have a material effect on the financial condition or operating results of the Company.

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

The Company intends to contribute $2.5 million to help fund the establishment of the Duke University Institute for Care at the End of Life with equal quarterly contributions of $125,000 beginning with the second quarter of fiscal 2000 through 2005. Future contributions are conditional on the Company attaining certain operating results and cash flow sufficient to meet its operating needs and remain in compliance with debt covenants.

12. SUBSEQUENT EVENTS

On October 14, 2003, the holder of the 9% Preferred Stock, which was redeemed in connection with the 2003 Recapitalization, elected to exercise Warrants A and B which are more fully described in Note 2. The Company issued approximately 4.1 million shares of common stock in exchange for approximately $18 million. The proceeds from the exercise of the warrants triggered a mandatory repayment of approximately $18 million pursuant to the terms of the 2003 Credit Facility of which $5 million was set aside for other corporate purposes as permitted under the 2003 Credit Facility.

ROTO-ROOTER, INC AND SUBSIDIARY COMPANIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
(IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)

                                                                               Add/(Deduct)
                                                                       ---------------------------
                                                                       Equity in
                                                                         Vitas           Other
                                                     Historical        Earnings        Adjustments            Pro Forma
                                                     ----------        ---------       -----------            ---------
CONTINUING OPERATIONS
   Service revenues and sales                         $ 230,088         $     -         $       -             $ 230,088
                                                      ---------         -------         ---------             ---------
   Cost of services provided and goods sold
      (excluding depreciation)                          135,978               -                 -               135,978
   General and administrative expenses                   45,194               -                 -                45,194
   Selling and marketing expenses                        31,560               -                 -                31,560
   Depreciation                                           9,025               -                 -                 9,025
                                                      ---------         -------         ---------             ---------
      Total costs and expenses                          221,757               -                 -               221,757
                                                      ---------         -------         ---------             ---------
   Income from operations                                 8,331               -                 -                 8,331
   Interest expense                                      (1,625)              -                 -                (1,625)
   Distributions on preferred securities                   (804)              -                 -                  (804)
   Other income--net                                      9,766               -              (135) (b)            9,631
                                                      ---------         -------         ---------             ---------
      Income before income taxes                         15,668               -              (135)               15,533
   Income taxes                                          (5,898)              -                47  (b)           (5,851)
   Equity in earnings of affiliate                            -           2,825 (a)        (1,130) (c)            1,695
                                                      ---------         -------         ---------             ---------
NET INCOME                                            $   9,770         $ 2,825         $  (1,218)               11,377
                                                      =========         =======         =========             =========
EARNINGS PER SHARE
   Net income                                         $    0.99                                               $    1.15
                                                      =========                                               =========
   Average number of shares outstanding                   9,913                                                   9,913
                                                      =========                                               =========
DILUTED EARNINGS/(LOSS) PER SHARE (d)
   Net income                                         $    0.98                                               $    1.14
                                                      =========                                               =========
   Average number of shares outstanding                   9,940                                                   9,940
                                                      =========                                               =========

(a)   Amount is computed as follows:
          Vitas net income for the nine months ended September 30, 2003                                       $  10,178 (e)
          Aftertax reduction of interest expense resulting from using warrant proceeds to reduce debt               427
          Less: dividends paid on preferred stock                                                                (1,532)
          Less:  estimated amortization of excess value of assets over book value (assumes 5-year life)          (1,500)
                                                                                                              ---------
               Adjusted Vitas earnings (100%)                                                                 $   7,573
               Average Roto-Rooter ownership percentage during the period                                          37.3%
                                                                                                              ---------
               Roto-Rooter pretax share of earnings                                                           $   2,825
                                                                                                              =========
(b)   The reduction in interest income for the Company results from the assumed use of $18,000 of cash and cash equivalents to purchase 4,158 shares of Vitas common stock on January 1, 2003.

(c)   The reduction in the Company's equity earnings in Vitas represents the provision for deferred income taxes related to the Company's share of Vitas' earnings.

(d)   At December 31, 2002, Vitas has warrants and employee stock options outstanding which would potentially dilute the Company's ownership. Since Vitas' stock is not publicly traded, it is not possible to compute diluted earnings per share using the treasury stock method required under current accounting standards. If all options and warrants were exercised, including the Company's warrants for 1,636 shares, the Company's ownership would decline to 34%.

(e)   Vitas' net income includes a pretax charge of $4,177 ($2,553 aftertax) for the cost of early extinguishment of debt in 2003.

ROTO-ROOTER, INC AND SUBSIDIARY COMPANIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
(IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)

                                                                                   Add/(Deduct)
                                                                           -----------------------------
                                                                           Equity in
                                                                             Vitas              Other
                                                           Historical      Earnings          Adjustments          Pro Forma
                                                           ----------      --------          -----------          ---------
CONTINUING OPERATIONS
   Service revenues and sales                               $314,176        $     -           $      -            $ 314,176
                                                            --------        -------           --------            ---------
   Cost of services provided and goods sold
      (excluding depreciation)                               186,285              -                  -              186,285
   General and administrative expenses                        51,096              -                  -               51,096
   Selling and marketing expenses                             45,544              -                  -               45,544
   Depreciation                                               13,587              -                  -               13,587
   Impairment, restructuring and similar expenses             20,342              -                  -               20,342
                                                            --------        -------           --------            ---------
      Total costs and expenses                               316,854              -                  -              316,854
                                                            --------        -------           --------            ---------
   Income/(loss) from operations                              (2,678)             -                  -               (2,678)
   Interest expense                                           (2,928)             -               (540) (b)          (3,468)
   Distributions on preferred securities                      (1,079)             -                  -               (1,079)
   Other income--net                                           4,282              -                  -                4,282
                                                            --------        -------           --------            ---------
      Income/(loss) before income taxes                       (2,403)             -               (540)              (2,943)
   Income taxes                                               (6,451)             -                189  (b)          (6,262)
   Equity in earnings of affiliate                                 -          3,679  (a)        (1,471) (c)           2,208
                                                            --------        -------           --------            ---------
      Income/(loss) from continuing operations                (8,854)         3,679             (1,822)              (6,997)
DISCONTINUED OPERATIONS                                        6,309              -                  -                6,309
                                                            --------        -------           --------            ---------
NET INCOME/(LOSS)                                           $ (2,545)       $ 3,679           $ (1,822)           $    (688)
                                                            ========        =======           ========            =========
EARNINGS/(LOSS) PER SHARE
   Income/(loss) from continuing operations                 $  (0.90)                                             $   (0.71)
                                                            ========                                              =========
   Net income/(loss)                                        $  (0.26)                                             $   (0.07)
                                                            ========                                              =========
   Average number of shares outstanding                        9,858                                                  9,858
                                                            ========                                              =========
DILUTED EARNINGS/(LOSS) PER SHARE (d)
   Income/(loss) from continuing operations                 $  (0.90)                                             $   (0.71)
                                                            ========                                              =========
   Net income/(loss)                                        $  (0.26)                                             $   (0.07)
                                                            ========                                              =========
   Average number of shares outstanding                        9,858                                                  9,858
                                                            ========                                              =========

(a)   Amount is computed as follows:
          Vitas net income for the twelve months ended December 31, 2002                                          $  13,609
          Afterttax reduction of interest expense resulting from using warrant proceeds to
          reduce debt by $18,000                                                                                        658

          Less: dividends paid on preferred stock                                                                    (2,430)
          Less: estimated amortization of excess value of assets over book value (assumes 5-year life)               (2,000)
                                                                                                                  ---------
               Adjusted Vitas earnings (100%)                                                                     $   9,837
               Average Roto-Rooter ownership percentage during the period                                              37.4%
                                                                                                                  ---------
               Roto-Rooter pretax share of earnings                                                               $   3,679
                                                                                                                  =========

(b)   The additional interest expense for the Company represents the costs of borrowing $18,000 for the assumed purchase of 4,158 common shares of Vitas on January 1, 2002.

(c)   The reduction in the Company's equity earnings in Vitas is the provision for deferred income taxes related to the Company's share of Vitas' earnings.

(d)   At December 31, 2002, Vitas has warrants and employee stock options outstanding which would potentially dilute the Company's ownership. Since Vitas' stock is not publicly traded, it is not possible to compute diluted earnings per share using the treasury stock method required under current accounting standards.
      If all options and warrants were exercised, including the Company's warrants for 1,636 shares, the
      Company's ownership would decline to 34%.

ROTO-ROOTER, INC AND SUBSIDIARY COMPANIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2003
(IN THOUSANDS)

                                                                                       Add/(Deduct)
                                                                                        Investment
                                                                        Historical       in Vitas        Pro Forma
                                                                        ----------     ------------      ---------
ASSETS
   Current assets
      Cash and cash equivalents                                          $ 72,607        $(18,000)        $ 54,607
      Accounts receivable less allowances                                  13,310               -           13,310
      Inventories, primarily general merchandise and finished goods         8,548               -            8,548
      Statutory deposits                                                    9,852               -            9,852
      Current deferred income taxes                                         9,167               -            9,167
      Prepaid expenses and other current assets                             8,616               -            8,616
                                                                         --------        --------         --------
         Total current assets                                             122,100         (18,000)         104,100
   Investments of deferred compensation plans held in trust                16,832                           16,832
   Other investments                                                        5,546          18,000           23,546 (a)
   Note receivable                                                         12,500                           12,500
   Properties and equipment, at cost less accumulated depreciation         47,456               -           47,456
   Identifiable intangible assets less accumulated amortization             2,450               -            2,450
   Goodwill less accumulated amortization                                 113,437               -          113,437
   Other assets                                                            16,907               -           16,907
                                                                         --------        --------         --------
            Total Assets                                                 $337,228        $      -         $337,228
                                                                         ========        ========         ========
LIABILITIES
   Current liabilities
      Accounts payable                                                   $  5,033        $      -         $  5,033
      Current portion of long-term debt                                       463               -              463
      Income taxes                                                          7,294               -            7,294
      Deferred contract revenue                                            16,053               -           16,053
      Accrued insurance                                                    16,844                           16,844
      Other current liabilities                                            20,347               -           20,347
                                                                         --------        --------         --------
         Total current liabilities                                         66,034               -           66,034
   Long-term debt                                                          25,635               -           25,635
   Mandatorily Redeemable Convertible Preferred Securities
      of the Chemed Capital Trust                                          14,146               -           14,146
   Deferred compensation liabilities                                       16,824                           16,824
   Other liabilities                                                       10,105               -           10,105
                                                                         --------        --------         --------
            Total Liabilities                                             132,744               -          132,744
                                                                         --------        --------         --------
STOCKHOLDERS' EQUITY
   Capital stock                                                           13,452               -           13,452
   Paid-in capital                                                        169,406               -          169,406
   Retained earnings                                                      134,143               -          134,143
   Treasury stock, at cost                                               (110,492)              -         (110,492)
   Unearned compensation                                                   (3,389)              -           (3,389)
   Deferred compensation payable in Company stock                           2,294               -            2,294
   Notes receivable for shares sold                                          (930)                            (930)
                                                                         --------        --------         --------
            Total Stockholders' Equity                                    204,484               -          204,484
                                                                         --------        --------         --------
            Total Liabilities and Stockholders' Equity                   $337,228        $      -         $337,228
                                                                         ========        ========         ========

(a) Total investment in Vitas common stock, including cost of warrants exercised, is $19,500.